Exhibit 99.2

Gannett Announces Early Debt Pay Down

MCLEAN, VA January 7, 2020 – Gannett Co., Inc. (“Gannett”, the “Company”) (NYSE: GCI) announced today it has made a prepayment of approximately $36.2 million in principal and accrued interest of its senior secured term loan facility (“Term Facility”). As a result of this prepayment, the Company reduced the outstanding principal amount under the Term Facility by $35.8 million, from $1.792 billion as of November 19, 2019 to approximately $1.756 billion.

The debt prepayment was funded with excess cash on hand, including the proceeds from the sale of a local facility that was completed prior to year-end.

“We are pleased to have begun to pay down the debt facility. Reducing our leverage is a high priority for us,” said Michael Reed, Chairman and Chief Executive Officer of Gannett. “We continue to expect that real estate sales will enable us to accelerate our debt reduction plan. In addition to this recent sale, we have another $30 million of real estate sales under contract. We expect to share additional details around the size and timing of real estate sales when we announce fourth quarter earnings.”

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched reach at the national and local level, Gannett touches the lives of nearly 140 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include the USA TODAY and more than 260 daily local newspaper brands, digital marketing services companies ReachLocal, WordStream, and ThriveHive and U.K. media company Newsquest. Following the completion of their recent merger, starting November 20, 2019, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future real estate sales and debt reduction. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins & Stacy Cunningham, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Stephanie Tackach, Gannett Public Relations
stackach@gannett.com

Source: Gannett Co., Inc.